Exhibit 99.1
Albertson’s, Inc.
Notice to Directors and Executive Officers
     Albertson’s, Inc. (“Albertsons”) has received notice from the plan administrator of the Albertsons Savings & Retirement Estates (the “401(k) Plan”) that activity in the Albertsons Stock Fund under the 401(k) Plan will be closed for participant transactions from the close of business on May 31, 2006 until (but not including) June 7, 2006. During this “blackout period,” participants in the Plan will not be able to direct money into or out of the Albertsons stock fund under the Plan or its replacement, the Supervalu stock fund (together, the “Company Stock Fund”). In addition, participants will not be able to request in-kind stock distributions from the Company Stock Fund or take any loans or withdrawals from the 401(k) Plan account involving Albertsons or Supervalu stock. This suspension is necessary in order for the 401(k) Plan’s recordkeeper, Fidelity Investments, to clear all pending trades, determine all final share balances, and process the exchange of Albertsons securities for SUPERVALU INC. (“Supervalu”) securities pursuant to the Agreement and Plan of Merger, dated as of January 22, 2006, by and among Albertsons, New Aloha Corporation, New Diamond Sub, Inc., Supervalu and Emerald Acquisition Sub, Inc. (the “Merger Agreement”).
     This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Albertsons or Supervalu common stock (or related securities). Please note that this restriction will not apply to certain trading activities, including (i) the exchange of Albertsons securities for Supervalu securities pursuant to the Merger Agreement, (ii) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (iii) dividend reinvestments.
If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you can be subject to civil and criminal penalties.
     Albertsons has determined that it was unable to provide the advance notice set forth in the SEC rules and this notice is being provided as soon as reasonably practicable following the determination that the 401(k) Plan’s recordkeeper could not complete the transition to Supervalu securities and take the other actions described above in not more than three consecutive business days. If you have any questions about this notice and the required trading restriction, you may obtain information by contacting Albertson’s, Inc., Attention: Corporate Secretary, 250 Park Center Boulevard, Boise, Idaho 83726 (telephone (208) 395-6200).

Very truly yours, ALBERTSON’S, INC.
/s/ John R. Sims
Name:	John R. Sims
Title:	Executive Vice President and General Counsel

Date: May 26, 2006